Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2018 Results

OLD BRIDGE, NJ / April 1, 2019 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the fourth quarter and year ended December 31, 2018.

Net sales decreased $129,000 or 2.3% to $5,441,000 for the fourth quarter of 2018 from $5,570,000 for the comparable period in 2017. Net loss for the three months ended December 31, 2018 was $(742,000) or $(0.08) per share, compared to $(338,000) or $(0.04) per share for the comparable period in 2017.

For the year ended December 31, net sales decreased $1,576,000, or 6.8%, to $21,707,000 in 2018 from $23,283,000 in 2017. Net loss for the year ended December 31, 2018 was $(1,339,000) or $(0.15) per share, compared to $(384,000) or $(0.05) per share for the comparable period in 2017.

The decrease in sales is primarily attributable to a decrease in sales of data products offset, in part, by an increase in sales of digital video headend products. Sales of data products were $4,583,000 and $6,942,000 and sales of digital video headend products were $10,494,000 and $9,438,000 in 2018 and 2017, respectively. The Company has experienced and expects to continue to experience a shift in product mix from analog products to digital products.

Commenting on the year end results, Chief Executive Officer Robert J. Pallé noted, “The top line performance was clearly not in line with the goals we set for 2018, and not where we need to be. Just as disappointing is the operating loss of $(854,000), in contrast to the operating income of $463,000 in 2017. These are clear indications that we faced significant headwinds in our traditional distribution and service-operator-based markets in 2018. Regardless, although we are concerned about the prospective revenue in the first half of 2019, we are diligently working the areas that need to be addressed, and because of the improvement in liquidity as a result of the sale and leaseback of our headquarters building and property, we are cautiously optimistic, and anticipate that the Company’s performance should improve as the second half of 2019 unfolds.”

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Conference Call Reminder

Details of the live teleconference:

Date: Monday, April 1, 2019

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R.L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(in thousands, except per share data)

	(unaudited)
	Three months ended		Years ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$5,441	$5,570	$21,707	$23,283
Gross profit	1,592	2,233	8,419	8,936
(Loss) earnings from operations	(680)	380	(854)	463
Net (loss) earnings	$(742)	$256	$(1,339)	$(384)
Basic and diluted net (loss) earnings per share	$(0.08)	$0.03	$(0.15)	$(0.05)
Basic and diluted weighted average shares outstanding	9,285	8,211	8,899	8,189

Condensed Consolidated Summary Balance Sheets

(in thousands)

	December 31, 2018	December 31, 2017

Current assets	$10,377	$8,950
Property, plant and equipment, net	2,890	3,106
Total assets	15,601	15,174
Current liabilities	8,263	3,939
Long-term liabilities	171	3,822
Stockholders’ equity	7,167	7,413

Total liabilities and stockholders’ equity	$15,601	$15,174

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© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com